Exhibit 99.1

Howard Bancorp, Inc. Announces Third Quarter 2012 Growth in Loans, Deposits and Net Income

ELLICOTT CITY, Md.--(BUSINESS WIRE)--October 30, 2012--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today announced its operating results through September 30, 2012 with the following highlights:

  Successfully raised gross proceeds of $10.2 million in common stock via offering which closed in third quarter of 2012.
  Applied for, and was accepted for shares to trade on NASDAQ Capital Market
  Total Assets grew to $368 million at September 30, 2012, representing growth of $47 million or 15% over same period of 2011.
  Total Loans increased by nearly $28 million or 10%, to $299 million, when comparing third quarter of 2012 to third quarter 2011.
  September 30, 2012 deposits increase to $287 million from $251 million, representing growth of over $36 million or 15%, of which noninterest bearing deposits grew by over $22 million or 39% for the twelve months ending September 30, 2012.
  Net income for the nine months ended September 30, 2012 was $1.2 million, which compared to $1.0 million for the same nine month period in 2011, reflecting net income growth of 15%.

Through the first nine months of 2012, net income was $1.18 million, versus net income of $1.03 million for the nine month period in 2011 representing a 15% increase in net income. For the three months ended September 30, 2012, the company reported net income of $387 thousand compared to net income of $337 thousand for the third quarter of 2011, an increase of $50 thousand or 15%.

Through the nine months of 2012, net interest income was $10.0 million compared to $9.3 million for 2011, an increase of nearly $700 thousand or 7%. Noninterest income also increased to $549 thousand during the nine months of 2012 as compared to $503 thousand for the same period of 2011. Year to date total noninterest expenses of $7.8 million represented an increase of $0.5 million or 7% compared to total noninterest expenses for the first three quarters of 2011. Expenses during 2012 included increased compensation costs due to the opening of our fifth branch location, and also continued investment in our talent infrastructure to keep pace with the needs of a growing organization. Included in 2011 noninterest expenses was approximately $393 thousand in valuation adjustments on the carrying value of certain Other Real Estate Owned (OREO) properties, while similar costs for 2012 were reduced to only $48 thousand.

When comparing the results for the third quarter of 2012 to the same period in 2011, net interest income of $3.4 million for 2012 also showed positive momentum, increasing by nearly $220 thousand or 7% compared to net interest income of $3.2 million in 2011. For the three months ended in September, noninterest income was $217 thousand for the third quarter of 2012 versus $139 thousand for the same period of 2011. The provision for credit losses for the third quarter of 2012 was $308 thousand compared to $558 thousand for the third quarter of 2011, a decrease of nearly $250 thousand or 45%. Total expenses for the third quarter of 2012 were $2.7 million, which reflected an increase of nearly $500 thousand over the $2.2 million in expenses for the third quarter of 2011. The primary increase in expenses related to operating our most recent branch addition in Annapolis which opened in the second quarter of 2012. The remainder of the increase was largely due to professional fees relating to expansion plans and other strategic projects.

The improvement in net interest income and overall revenues for 2012 was primarily the result of continued balance sheet growth and decreases in the cost of funding our asset growth. At September 30, 2012, total assets were $368 million, an increase of $47.2 million or 15% over total assets of $321 million at the same point in 2011. Total loans ended the third quarter of 2012 at $299 million, an increase of $27.6 million or 10% over 2011, and total deposits increased by $36.5 million or 15% to end the third quarter of 2012 at $287 million. Included in the growth in deposits was an increase in noninterest bearing deposits of $22.3 million, which represented year over year growth of nearly 39%.

At September 30, 2012, Howard Bancorp, Inc. had total capital of $46.3 million representing 12.57% of period end total assets. This is an increase of $9.9 million or 27% over total capital of $36.4 million or 11.34% of total assets at September 30, 2011. The majority of the increase in capital was the common stock offering which closed during the quarter.

In addition to the strengthening of our capital base, our asset quality measures continue to improve. As of September 30, 2012 the bank had non-accrual loans totaling $2.6 million, representing less than 1% of total loans. The total of nonaccrual loans and OREO totaled $5.5 million at September 30, 2012, which represented 1.51% of total assets, while this same measure at the end of the third quarter of 2011 was 2.58%.

Chairman and CEO Mary Ann Scully stated, “We are always pleased to be able to report progress on our goals of growth- in shareholder value, in earnings, and in customer loans and deposits. This third quarter provided us with good news on all those fronts. Today, many in our industry must follow a holding strategy either because of capital scarcity, unattractive markets or economic uncertainty, Howard Bancorp has made the decision to move forward. The successful capital raise completed in the third quarter following the opening of our newest branch in Annapolis and the creation of our Baltimore focused relationship team are the end results of this commitment to our marketplace and our belief in its strong opportunities. We believe that, in turn, it reflects, our customers’ and shareholders’ faith in us.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS
Howard Bancorp, Inc.
(amounts in thousands, except per share data)	Nine Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Results of Operations
Net interest income	$9,957	$9,318	$3,412	$3,192
Provision for credit losses	650	740	308	558
Noninterest income	549	503	216	139
Noninterest expense	7,843	7,357	2,659	2,212
Pretax Income	2,013	1,724	661	561
Income tax provision	831	693	274	224
Net income	1,182	1,031	387	337

Preferred dividends	(471)	(278)	(157)	(115)

Net income available to common shares	$711	$753	$230	$222

Per share data and shares outstanding:
Net income per common share	$0.24	$0.29	$0.06	$0.08
Book value per common share (period end)	$8.36	$9.04	$8.36	$9.04
Average common shares outstanding	3,012,288	2,637,829	3,748,248	2,639,780
Shares outstanding at period end	4,036,628	2,640,264	4,036,628	2,640,264

Financial Condition data:
Total assets	$368,481	$321,350	$368,481	$321,350
Loans and leases receivable	298,814	271,209	298,814	271,209
Allowance for credit losses	(2,733)	(4,016)	(2,733)	(4,016)
Other interest-earning assets	43,635	19,291	43,635	19,291
Total deposits	287,426	250,972	287,426	250,972
Borrowings	33,619	33,181	33,619	33,181
Total Shareholders’ equity	46,322	36,432	46,322	36,432
Common Equity	33,760	23,870	33,760	23,870

Earnings Ratios
Return on average assets	0.45%	0.46%	0.26%
Return on average equity	3.98%	4.59%	2.09%	4.35%
Net interest margin	4.00%	4.37%	3.94%	4.37%

Asset quality ratios:
Nonperforming loans to gross loans	0.89%	1.42%	0.89%	1.42%
Allowance for credit losses to loans and leases	0.91%	1.48%	0.91%	1.48%
Nonperforming assets to total assets	1.51%	2.58%	1.51%	2.58%

Capital ratios:
Tangible common equity (TCE) Ratio	9.16%	7.43%	9.16%	7.43%
Total risk-based capital ratio	15.83%	14.38%	15.83%	14.38%
Tier I risk-based capital ratio	14.95%	13.13%	14.95%	13.13%
Leverage ratio	12.79%	11.78%	12.79%	11.78%

Additional information is available at www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer